Exhibit 99.1

Company contact:	Investor contact:
Craig Johnson	Rhonda Chiger
TorreyPines Therapeutics, Inc.	Rx Communications Group
858-623-5665 X158	(917) 322-2569
cjohnson@TPTXinc.com	rchiger@rxir.com

TorreyPines Therapeutics Reports Fourth Quarter and Full Year 2008 Results

LA JOLLA, CA, March 27, 2009 – TorreyPines Therapeutics, Inc. (Nasdaq: TPTX) today announced financial results for the fourth quarter and year ended December 31, 2008. For the full year 2008, the Company posted revenue of $6.1 million and a net loss of $22.8 million. Cash and cash equivalents totaled $10.9 million at December 31, 2008.

On March 27, the Company filed with the SEC its Annual Report on Form 10-K, which included an audit opinion with a “going concern” explanatory paragraph. The going-concern explanatory paragraph from TorreyPines’ independent registered public accounting firm expressed substantial doubt, based upon current financial resources, as to whether TorreyPines can continue to meet its obligations beyond 2009 without access to additional working capital. The Company discusses this matter, including its plans to address future financing needs, in its Annual Report on Form 10-K.

Financial Results

Revenue for the three-month period ended December 31, 2008, was $1.6 million, compared to revenue of $2.5 million for the same period in 2007. Operating expenses for the quarter ended December 31, 2008, were $7.8 million, with $3.2 million attributable to research and development, $1.5 million attributable to general and administrative expense and $3.1 million attributable to a loss on impairment of purchased patents. This compares to operating expenses of $9.0 million, with research and development expenses of $7.6 million and $1.4 million attributable to general and administrative expense for the same period last year. The Company reported a net loss for the quarter ended December 31, 2008, of $6.0 million, compared to a net loss of $8.2 million for the same period last year.

Revenue for the full year ended December 31, 2008, was $6.1 million compared to revenue of $9.9 million for the same period in 2007. Operating expenses for the 12-month period were $27.8 million, with $18.9 million attributable to research and development, $5.8 million attributable to general and administrative expense and $3.1 million attributable to a loss on impairment of purchased patents. This compares to operating expenses for the same 12-month period last year of $33.6 million, with $28.0 million attributable to research and development and $5.6 million attributable to general and administrative expense. The Company reported a net loss for the year ended December 31, 2008, of $22.8 million compared to a net loss of $23.4 million for the same period last year.

TorreyPines’ complete fiscal 2008 annual report will be available on TorreyPines’ Web site: www.tptxinc.com. Go to the investor center then click on SEC filings.

About TorreyPines Therapeutics, Inc.

TorreyPines Therapeutics, Inc. is a biopharmaceutical company committed to providing patients with better alternatives to existing therapies through the research, development and commercialization of small molecule compounds. The company’s goal is to develop versatile product candidates each capable of treating a number of acute and chronic diseases and disorders such as migraine, acute and chronic pain, and xerostomia. The company currently has three clinical stage product candidates: two ionotropic glutamate receptor antagonists and one muscarinic receptor agonist. Further information is available at www.tptxinc.com.

This press release contains forward-looking statements or predictions. Such statements are subject to numerous known and unknown risks, uncertainties and other factors, which may cause TorreyPines’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These and other risks which may cause results to differ are described in greater detail in the “Risk Factors” section of TorreyPines’ annual report on Form 10-K for the year ended December 31, 2008 and TorreyPines other SEC reports. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and TorreyPines undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

(Tables Follow)

TorreyPines Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$10,864	$32,500
Prepaid expenses and other current assets	187	835

Total current assets	11,051	33,335
Long-term assets	79	5,317

Total assets	$11,130	$38,652

Liabilities and stockholders’ equity
Current liabilities	$5,305	$9,036
Debt and other long-term liabilities	2,112	973
Deferred revenue	—	2,183

Total liabilities	7,417	12,192
Total stockholders’ equity	3,713	26,460

Total liabilities and stockholders’ equity	$11,130	$38,652

TorreyPines Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$1,590	$2,461	$6,071	$9,850
Operating expenses:
Research and development	3,220	7,587	18,949	27,977
General and administrative	1,475	1,434	5,801	5,643
Loss on impairment of purchased patents	3,074	—	3,074	—

Total operating expenses	7,769	9,021	27,824	33,620
Loss from operations	(6,179)	(6,560)	(21,753)	(23,770)
Other income (expense)
Interest income	36	370	453	2,069
Interest expense	(55)	(171)	(376)	(817)
Other income (expense), net	150	(1,795)	(1,109)	(851)

Total other income (expense)	131	(1,596)	(1,032)	401

Net loss	$(6,048)	$(8,156)	$(22,785)	$(23,369)

Basic and diluted net loss per share	$(0.38)	$(0.52)	$(1.45)	$(1.49)

Weighted average shares used in the computation of basic and diluted net loss per share	15,754,058	15,738,297	15,748,967	15,717,984